Exhibit 10.2

AMENDED AND RESTATED MANAGEMENT SERVICES

AND OVERHEAD AGREEMENT

This Amended and Restated Management Services and Overhead Agreement (“Agreement”) is entered into to be effective as of May 25, 2011 by and between Gelesis, Inc., a Delaware Corporation (“Gelesis”) and PureTech Ventures, LLC (“PureTech”).

WHEREAS, PureTech is in the business of creating companies and providing, among other things, management expertise, strategic advice, accounting and administrative support, computer and telecommunications services and office infrastructure to certain of its portfolio companies;

WHEREAS, Gelesis desires to engage PureTech to provide, among other things, management expertise, strategic advice, accounting and administrative support, computer and telecommunications services and office infrastructure (collectively, the “Business Services”);

WHEREAS, Gelesis and PureTech are parties to that certain Management Services and Overhead Agreement dated December 18, 2009 (the “Prior Agreement”), and wish that such Prior Agreement be amended and restated by this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the sufficiency of which consideration is acknowledged to be sufficient, the parties agree to the terms set forth below.

Secton 1. Term.

This Agreement shall commence as of the effective date marked above and shall continue in full force and effect until terminated by either party giving at least thirty (30) calendar days written notice to the other. Notwithstanding the foregoing, either party may terminate this Agreement upon any breach of the terms hereof by the other party and such termination shall be effective immediately upon delivery of notice thereof.

Secton 2. Business Services.

PureTech shall provide Business Services to Gelesis at such times and in such forms as reasonably requested by Gelesis and agreed to by PureTech. As an initial project, PureTech agrees to provide the Business Services described on Schedule A hereto (the “Initial Project”).

Secton 3. Payments.

(a) Business Services. PureTech shall periodically invoice Gelesis for the Business Services provided by PureTech to Gelesis and out-of-pocket expenses reasonably incurred by PureTech in connection with the provision of such Business Services. Such invoices shall include a reasonably detailed description of the services provided and expenses incurred. Such invoices shall be paid to PureTech via wire transfer; provided, however, that if PureTech so elects, in its sole and absolute discretion, such invoices may be paid in the form of a convertible promissory note issued by Gelesis on such terms as may be agreed by Gelesis and PureTech. Payment for the Initial Project shall be made as set forth in Schedule A.

Secton 4. Indemnification of PureTech.

Gelesis shall indemnify and hold PureTech, and its respective directors, officers, employees, trustees, contractors, subcontractors, and agents (collectively, the “Indemnitees”) harmless against any and all claims for loss, damage, or injuries (“Losses”) to the extent such Losses arise out of or relate to the Business Services; provided that Gelesis shall not be liable for any Losses arising out of the gross negligence or bad faith of PureTech. Such indemnity shall include all costs and expenses incurred by the Indemnitees in connection with such cause of action, including reasonable attorney’s fees and any costs of settlement. The rights and obligations of this section shall survive termination or expiration of the Agreement.

Secton 5. Miscellaneous Provisions.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any dispute arising hereunder which cannot be settled by the parties shall first be referred to a mediator and, if such mediation proves unsuccessful, shall be referred to a court located in Boston, Massachusetts.

(b) Assignment. This Agreement and the rights and obligations set forth herein may not be delegated, assigned, or subcontracted by any party to any person which is not a party without first obtaining the written consent of all other parties to this Agreement.

(c) Independent Contractor. The parties agree that the relationship of PureTech to Gelesis is that of an independent contractor. PureTech shall not act as the agent of Gelesis or execute any instrument purporting to bind Gelesis, without the prior consent or instruction of Gelesis. Gelesis shall not act as the agent of PureTech and shall not execute any instrument purporting to bind PureTech. Notwithstanding the foregoing, personnel provided by PureTech to Gelesis may enter into contracts, agreements, and other instruments binding on Gelesis if authorized to do so as part of their customary responsibilities for Gelesis or if approved by Gelesis.

[Remainder of Page Intentionally Blank.]

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EXECUTED to be effective as of May 25, 2011

GELESIS, INC.

By:	/s/ Yishai Zohar
Name:
Title:

PURETECH VENTURES, LLC

By:	/s/ Stephen Muniz
Name:	Stephen Muniz
Title:	Partner

SCHEDULE A

Initial Project

PureTech agrees to provide to Gelesis on a month-to-month basis the following Business Services as reasonably required and requested by Gelesis and subject to the availability of resources:

(a)	general management services, including:

a.	the services of executive, operating, legal and financial officers and other personnel at the following levels of seniority on the following full-time equivalent basis:

Level	Full-Time Equivalent
Administrative	.25

Investment Professional Level I	.50

Investment Professional Level II	.10

Investment Professional Level IV	2.0

b.	strategic business and scientific advice concerning Gelesis’s programs and products;

c.	advice concerning the preparation of budgets, forecasts, capital expenditures, financing, and long range strategic financial planning; and

d.	such other general management services as may from time to time reasonably be requested by Gelesis;

(b)	general administrative and technical services, advice and direction, including:

a.	accounting services;

b.	legal advice;

c.	human resources services; and

d.	such other general administrative and technical services as may from time to time reasonably be requested by Gelesis;

(c)	office space and infrastructure, including:

a.	one closed office, one open office and storage space;

b.	access to PureTech’s infrastructure including:

(i)	four (4) telephones;

(ii)	high speed data connection (including wireless network);

(iii)	computer network;

(iv)	security software;

(v)	printing and reproduction equipment and supplies;

(vi)	audio visual equipment;

c.	access to conference room space as and when reasonably requested in advance;

d.	receptionist services; and

e.	office and kitchen supplies.

The foregoing services will be provided for a monthly fee of $60,000. This amount shall be paid by Gelesis in advance in cash or, at PureTech’s election, shares of the Company’s Series A-2 Preferred Stock pursuant to that certain Series A-2 Preferred Stock Purchase Agreement dated on or about the date hereof by and among the Company and the purchasers named therein. Gelesis shall reimburse PureTech via check or wire transfer for any out-of-pocket costs arising out of its provisions of the Business Services.

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